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ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

ARTICLE I
The exact name of the corporation is:

NEES Telecommunications Corp.

ARTICLE II
The purpose of the corporation is to engage in the following business activities:



To engage in the business of providing co-location facilities for telecommunications carriers and related services, and to carry on any other telecommunications business permitted by the laws of Massachusetts to a corporation organized under the Massachusetts Business Corporation Law, Chapter 156B of the Massachusetts General Laws.


ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

     Without Par ValueWith Par Value
TypeNumber of SharesTypeNumber of Shares     Par Value

Common:Common: 200,000       $0.01

Preferred:Preferred:



ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

          None



ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

          None



ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders.

      Attachment to Article VI

6.Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors of stockholders, or of any class of stockholders:

6A.LIMITATION OF DIRECTOR LIABILITY

     Except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

6B.INDEMNIFICATION

     1. The corporation shall, to the fullest extent permitted by the applicable provisions of Chapter 156B of the Massachusetts General Laws, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, unless such Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     2. Notwithstanding the provisions of Section 1 of this Article, in the event that a pending or threatened action, suit or proceeding is compromised or settled in a manner which imposes any liability or obligation upon an Indemnitee in a matter for which such Indemnitee would otherwise be entitled to indemnification hereunder, no indemnification shall be provided to such Indemnitee with respect to such matter if it is determined that such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     3. As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

     4. In the event that the corporation does not assume the defense of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, the corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that
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the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made if it is determined that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     5.     All determinations hereunder as to the entitlement of an
Indemnitee to indemnification or advancement of expenses shall be made by:
(a) a majority vote of a quorum of the directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes enti tled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extend permitted by law, be regular legal counsel to the corporation), or (d)
a court of competent jurisdiction.

     6. The corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation. In addition, the corporation shall not indemnify any such Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to any such Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

     7. The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such Indemnitees. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

6C.OTHER PROVISIONS

     (a) The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision of such by-laws which by law or these Articles or the by-laws requires action by the stockholders.

     (b) Meetings of the stockholders of the corporation may be held anywhere in the United States.

     (c) The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.

     (d) The corporation, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of the majority of each such class of stock outstanding), may (i) authorize any amendment to its Articles of Organization pursuant to Section 71 of Chapter 156B of the Massachusetts General Laws, as amended from time to time, (ii) authorize the sale, lease or exchange of all or substantially all of its property and assets, including its goodwill, pursuant to Section 75 of Chapter 156B of the Massachusetts General Laws, as amended from time to time, and (iii) approve an agreement of merger or consolidation pursuant to Section 78 of Chapter 156B of the Massachusetts General Laws, as amended from time to time.
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     (e)     Chapter 110D of the Massachusetts General Laws, as it may be
amended from time to time, shall not apply to the corporation.

     (f) Chapter 110F of the Massachusetts General Laws, as it may be amended from time to time, shall not apply to the corporation.



**If there are no provisions state "None".
Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.


ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.


ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

c.The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

25 Research Drive, Westborough, MA 01582

d.The name, residential address and post office address of each director and officer of the corporation is as follows:

                NAMERESIDENTIAL ADDRESSPOST OFFICE ADDRESS
President:Anthony C. Pini35 John Edward Drive25 Research Drive
               Northboro, MA 01532Westborough, MA 01582
Treasurer:Robert H. McLaren6 Liberty Tree Lane25 Research Drive
               Shrewsbury, MA 02651Westborough, MA 01582
Clerk:James P. Meehan289 Mossman Road25 Research Drive
               Sudbury, MA 01776Westborough, MA 01582
Directors:Alfred D. Houston19 Tanglewood Road25 Research Drive
               Wellesley, MA 02181Westborough, MA 01582
          Cheryl A. LaFleur2 Lilac Circle25 Research Drive
               Wellesley, MA 02181Westborough, MA 01582
          Anthony C. Pini35 John Edward Drive25 Research Drive
               Northboro, MA 01532Westborough, MA 01582
          Richard P. Sergel34 Brook Street25 Research Drive
               Wellesley, MA 02181Westborough, MA 01582

e.The fiscal year (i.e. tax year) of the corporation shall end on the last day of the month of: December

f.The name and business address of the resident agent, if any, of the corporation is:

                    James P. Meehan

                    25 Research Drive

                    Westborough, MA 01582


      ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I, whose signature appear below as incorporator and whose name and business or residential address are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 6 day of April, 1998.

               Anthony C. Pini
               25 Research Drive
               Westborough, MA 01582